Exhibit 99.1

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems’ Third-Quarter Results are Highlighted by Double-Digit Growth in Revenue and Service Gross Margin

Service Gross Margin Reached 54 Percent, Up Six Percentage Points

FRAMINGHAM, Mass. – October 13, 2004 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the third quarter ended September 30, 2004.

Lifeline reported GAAP net income for the third quarter of 2004 of $3.2 million, or $0.23 per diluted share, an increase of 19 percent over third-quarter 2003 net income of $2.7 million, or $0.19 per diluted share. Total revenue for the third quarter of 2004 grew 13 percent to $33.1 million, from $29.4 million a year earlier. The Company’s 13 percent year-over-year service revenue growth, to $26.2 million from $23.3 million in the third quarter of 2003, was complemented by a 14 percent increase in product revenue to $6.7 million from $5.9 million. Service revenue accounted for 79 percent of total revenue in both the third quarter of 2004 and the third quarter of 2003, reflecting across-the-board revenue growth in the quarter just ended.

Comments on Third-Quarter Performance

“Our third-quarter results continue the steady rate of organic growth that typifies our service-based, recurring revenue business model,” said Ron Feinstein, president and chief executive officer of Lifeline. “Moreover, the fact that the service revenue growth rate of 13 percent exceeded the rate at which we added new subscribers demonstrates that we are continuing to execute our plan of capturing more of the subscriber value chain.”

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Lifeline Systems’ Third-Quarter Results are Highlighted by Double-Digit Growth in Service Revenue and Service Gross Margin

“Our service gross margin, which is the key driver of profitability for Lifeline, reached $14.1 million in the third quarter of 2004, up from $11.1 million in the third quarter of 2003. As a percentage, service gross margin grew six percentage points to 54 percent from 48 percent for the third quarter of last year. Our subscriber count increased to 411,000 from 384,000 at September 30, 2003, a seven percent increase,” Feinstein added.

Nine-Month Results

Lifeline reported net income of $8.0 million, or $0.57 per diluted share, for the nine months ended September 30, 2004, an increase of 12 percent from $7.1 million, or $0.52 per diluted share, for the first nine months of 2003. After excluding the impact of a non-recurring pre-tax gain of $0.7 million in the second quarter of 2003, which represented a one-time settlement from a previous vendor, net income for the first nine months of 2004 increased 19 percent from the year-earlier income of $6.7 million, or $0.49 per diluted share. Total revenue for the first nine months of 2004 rose 13 percent to $95.6 million from $84.8 million for the comparable period in 2003. Service revenue for the first nine months of 2004 increased 14 percent year-over-year to $76.2 million from $66.9 million and product revenue increased 10 percent to $18.7 million from $16.9 million in the first nine months of 2003.

Comments on Outlook

“As we enter the final quarter of 2004, our long-term goals remain intact,” said Feinstein. “We will continue to execute on our strategic initiatives to grow our subscriber base and increase the lifetime value of our subscribers by seeking to extend the average length of time that subscribers are on our service and increase average monthly revenue per Lifeline subscriber. In addition, we expect to leverage the benefits derived from our marketing campaigns and the scalability of our call centers in an effort to boost margins, enhance profitability and strengthen Lifeline’s balance sheet.”

About the Third-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com.

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Lifeline Systems’ Third-Quarter Results are Highlighted by Double-Digit Growth in Service Revenue and Service Gross Margin

Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, October 14. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s third-quarter 2004 financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives for the remainder of 2004. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website at www.lifelinesys.com and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s third-quarter conference call also can be heard live by dialing (800) 210-9006 at least five minutes prior to the call. The international dial-in number is (719) 457-2621. A replay of the call will be available from 2:00 p.m. ET on October 14, through midnight ET October 20. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820 (International). The confirmation code is 996083.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of September 30, 2004, the Company supported 411,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent living, assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s ability to enlarge its subscriber base, expand average subscription length, increase average monthly revenue per subscriber and increase the Company’s margins and profitability, are subject to

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Lifeline Systems’ Third-Quarter Results are Highlighted by Double-Digit Growth in Service Revenue and Service Gross Margin

certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to Lifeline’s quarterly and annual financial statements upon review or audit, the risk that the Company’s marketing efforts will not be successful in generating incremental revenue and profitability, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues
Services	$26,232	$23,258	$76,207	$66,910
Net product sales	6,674	5,856	18,678	16,929
Finance and rental income	199	310	685	956

Total revenues	33,105	29,424	95,570	84,795

Costs and expenses
Cost of services	12,102	12,186	37,562	36,003
Cost of sales	2,134	2,019	6,345	5,518
Selling, general and administrative	13,243	10,268	37,029	30,837
Research and development	497	456	1,547	1,431
Non-recurring item	—	—	—	(700)

Total costs and expenses	27,976	24,929	82,483	73,089

Income from operations	5,129	4,495	13,087	11,706
Other income, net	188	30	343	200

Income before taxes	5,317	4,525	13,430	11,906
Provision for income taxes	2,089	1,809	5,415	4,762

Net income	$3,228	$2,716	$8,015	$7,144

Net income per weighted average share:
Basic	$0.24	$0.20	$0.59	$0.55

Diluted	$0.23	$0.19	$0.57	$0.52

Weighted average shares:
Basic	13,712	13,274	13,545	13,082

Diluted	14,284	14,032	14,118	13,662

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,415	$21,356
Short term investments	21,164	—
Accounts receivable, net	11,556	10,586
Inventories	4,556	5,945
Net investment in sales-type leases	1,952	2,234
Prepaid expenses and other current assets	1,615	3,238
Prepaid income taxes	—	1,708
Deferred income taxes	1,824	1,805

Total current assets	58,082	46,872
Property and equipment, net	33,254	33,905
Net investment in sales-type leases	3,891	4,488
Goodwill	8,291	7,996
Other intangible assets, net	13,249	7,964
Other assets	134	242

Total assets	$116,901	$101,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,185	$1,870
Accrued expenses	5,201	4,269
Accrued payroll and payroll taxes	5,352	5,511
Accrued income taxes	3,372	—
Deferred revenues	1,373	1,001
Other current liabilities	1,221	725

Total current liabilities	17,704	13,376
Deferred income taxes	7,599	7,635
Other non-current liabilities	826	1,230

Total liabilities	26,129	22,241
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,801,258 shares issued and outstanding at September 30, 2004 and 13,408,094 shares issued and outstanding at December 31, 2003	276	268
Additional paid-in capital	28,520	25,291
Retained earnings	61,850	53,835
Less: Unearned compensation	(509)	(622)
Accumulated other comprehensive income-cumulative translation adjustment	635	454

Total stockholders’ equity	90,772	79,226

Total liabilities and stockholders’ equity	$116,901	$101,467